I CERTIFY THIS IS A COPY OF A DOCUMENT FILED ON NOV 05 1997 /s/ J.S. Powell JOHN S. POWELL REGISTRAR OF COMPANIES PROVINCE OF BRITISH COLUMBIA	FORM 9 (Section 348) Province of British Columbia __________ COMPANY ACT
12	__________	Certificate of Incorp. No. 500988

SPECIAL RESOLUTION

The following special resolutions were passed by the undermentioned Company on the date stated:

Name of Company: TIMPETE MINING CORPORATION

Date Resolution Passed: September 30, 1997

(a) THAT the authorized capital of the Company be altered by subdividing, on a two (2) new for one (1) old basis, all of the 20,000,000 common shares without par value, of which 2,820,000 common shares are issued and outstanding, with the resulting effect that subsequent to the subdivision the authorized capital of the Company will consist of 40,000,000 common shares without par value, of which 5,640,000 common shares are issued and outstanding;

(b) THAT paragraph 2 of the Memorandum of the Company be deleted and the following substituted therefor; and

"2. The authorized capital of the Company consists of FORTY MILLION (40,000,000) Common shares without par value."

(c) THAT the form of Altered Memorandum attached hereto as Schedule "A" be adopted.

Certified a true copy the 24th day of October, 1997.

(Signature) /s/ Gregory C. Smith
GREGORY C. SMITH

(Relationship to Company) Solicitor

FORM 19
SCHEDULE "A"

FORM 1

(SECTION 5)

"COMPANY ACT"

ALTERED MEMORANDUM

(As altered by Special Resolution dated September 30, 1997)

1. The name of the Company is "TIMPETE MINING CORPORATION"

2. The authorized capital of the Company consists of FORTY MILLION (40,000,000) Common shares without par value.